Exhibit 99.2

CONSENT OF DIRECTOR ELECT

I hereby consent to being named in the Registration Statement on Form S-1 of MathStar, Inc., a Delaware corporation (“MathStar”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as a director elect of MathStar, with my election becoming effective no later than the effectiveness of the Registration Statement related to the offering contemplated therein.

Dated: August 1, 2005

/s/ Morris Goodwin, Jr.
Morris Goodwin, Jr.